Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vivakor, Inc. of our report dated March 29, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Vivakor, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
September 17, 2010